Exhibit 99.1

Teradyne Announces Senior Management Changes

NORTH READING, Mass. – September 15, 2020 – Teradyne, Inc. (Nasdaq: TER) today announced two senior management changes. Gregory Smith has been appointed to the newly created position of President of Teradyne’s Industrial Automation Group, while Richard Burns has been appointed President of Teradyne’s Semiconductor Test Division, replacing Mr. Smith. Both appointments are effective October 1, 2020.

“Greg and Rick have been key drivers of our Semiconductor Test team’s market and business success,” said Teradyne President and CEO Mark Jagiela. “In his new role, Greg will lead our expanding Industrial Automation Group, including Universal Robots, MiR and AutoGuide. These platforms are technology leaders with strong management teams in place and Greg’s experience developing and growing high-performing teams, while expanding our market footprint, will be invaluable in his new role.”

Mr. Jagiela continued, “Rick’s leadership of our Semiconductor Test engineering team and our multiyear engineering strategy has delivered the strongest product line-up in our history. This has delivered industry-leading performance for our customers, driven our recent market share gains and has positioned us for future growth.”

Mr. Smith joined Teradyne in 2006 and has been Semiconductor Test Division President since 2016. In that role, he expanded Teradyne’s product line, grew sales and profits and strengthened the global organization. In his new role as President of the Industrial Automation Group, Mr. Smith will lead Teradyne’s expanding Industrial Automation business. Mr. Smith has over 30 years of engineering, management and marketing experience and holds a BSEE from the University of Pennsylvania.

Mr. Burns joined Teradyne in 2007 and has served in a variety of roles, including most recently as Vice President of Semiconductor Test Engineering. Under his leadership, the engineering team has consistently created the high-performance hardware and software systems necessary to test the semiconductor industry’s most complex devices. Mr. Burns has over 30 years of engineering, engineering management and business leadership experience and holds a BS in Physics from the University of California, Los Angeles and an MSEE from the California State University, Northridge.

Mr. Jagiela added, “I am confident that Greg’s and Rick’s new roles will further strengthen Teradyne’s position in both Industrial Automation and Semiconductor Test. They are proven leaders with the technical and leadership skills needed to deliver innovative products and support solutions for our global customers.”

About Teradyne

Teradyne (Nasdaq:TER) brings high-quality innovations such as smart devices, life-saving medical equipment and data storage systems to market, faster. Its advanced test solutions for semiconductors, electronic systems, wireless devices and more ensure that products perform as they were designed. Its Industrial Automation offerings include collaborative and mobile robots that help manufacturers of all sizes improve productivity and lower costs. In 2019, Teradyne had revenue of $2.3 billion and today employs 5,500 people worldwide. For more information, visit teradyne.com. Teradyne® is a registered trademark of Teradyne, Inc. in the U.S. and other countries.

Contact:

Andrew Blanchard

Investor Relations

978.370.2425

investorrelations@teradyne.com